Exhibit 3.1.12

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST: The name of the limited liability company is ASSURE CONTAINER RENTAL & SALES, LLC

SECOND: The address of its Registered Office in the State of Delaware is 25 Greystone Manor in the City of Lewes, County of Sussex. The name of its Registered Agent at such address is Harvard Business Services, Inc.

THIRD: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is December 31, 2055.”)

FOURTH: (Insert any other matters the members determine to include herein.)

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of ASSURE CONTAINER RENTAL & SALES, LLC this day of October 6, 2005.

By:	/s/ Christopher R. Folk
Authorized Person(s)

NAME:	Christopher R. Folk
(Typed or Printed)
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: ASSURE CONTAINER RENTAL & SALES, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the limited liability company shall be changed from Assure Container Rental & Sales, LLC to SBOX STORAGE, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 15th day of August, A.D. 2006.

By:	/s/ Christopher R. Folk
Authorized Person(s)

Name:	Christopher R. Folk
Print or Type
Authorized Person